EXHIBIT 10.52


                                LICENSE AGREEMENT

                          GENERAL NUTRITION CORPORATION

                                       AND

                          SHAMAN PHARMACEUTICALS, INC.

                            DATED AS OF JULY 18, 2000


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                                TABLE OF CONTENTS


                                                                     PAGES
                                                                     -----

1.    DEFINITIONS......................................................3

2.    LICENSE GRANTS...................................................4

3.    ADDITIONAL CHANNEL LICENSE.......................................4

4.    PURCHASE OF MATERIALS AND LICENSING FEES.........................5

5.    INITIAL PURCHASE ORDER...........................................6

6.    TERM AND TERMINATION.............................................6

7.    INTELLECTUAL PROPERTY............................................7

8.    REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; LIABILITIES.....7

9.    CONFIDENTIALLY...................................................9

10.   PUBLIC ANNOUNCEMENT, COMMERCIALIZATION, AND MARKETING SUPPORT...10

11.   DIRECT DISPUTE RESOLUTION.......................................11

12.   MISCELLANEOUS...................................................11


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                                LICENSE AGREEMENT


      THIS LICENSE AGREEMENT (the "Agreement") is made as of the 12th day of July, 2000 (the "Effective Date"), by and between GENERAL NUTRITION CORPORATION, a Delaware corporation ("GNC"), having a principal place of business at 300 Sixth Avenue, Pittsburgh, PA 15222, and SHAMAN PHARMACEUTICALS, INC., a Delaware corporation ("Shaman"), having a principal place of business at 213 East Grand Avenue, South San Francisco, CA 94080. GNC and Shaman are sometimes referred to herein individually as a "Party" and collectively as the "Parties."


                                   BACKGROUND

      As GNC desires to obtain a license to sell, market and/or distribute Shaman's Normal Stool Formula (NSF or The Product) anti-diarrheal. And as Shaman desires to grant GNC a license to sell, market and/or distribute its NSF anti-diarrheal dietary supplement, in connection with such license, to purchase certain related materials for the purpose of selling, marketing and/or distributing NSF.

      In consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, GNC and Shaman hereby agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the meanings as defined below. The definition of a term in singular form shall include that term in the plural form, and vice versa:

      1.1   "CONFIDENTIAL INFORMATION" shall have the meaning given in
            Section 10.2.

      1.2 "DIETARY SUPPLEMENTS" shall have the meaning given at 21 U.S.C. Sec. 321(ff).

      1.3 "INTELLECTUAL PROPERTY RIGHTS" means trademarks, trade names, Patents, trade secrets, and know-how.

      1.5 "PATENTS" means all foreign and domestic NSF patent applications (including, without limitation, all provisional, divisional, substitution, continuation and continuation-in-part applications, and all foreign counterparts thereof) and all domestic and foreign patents covering the product (including, without limitation, extensions, reissues, reexaminations, renewals, inventors certificates and foreign counterparts thereof). The Patents for the Product are listed in Exhibit A.

      1.6 "PRODUCT" means bulk tablets or raw material form (if GNC intends to manufacture the Product) of Shaman's Normal Stool Formula anti-diarrheal dietary supplement product.

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2.    LICENSE GRANTS.

      2.1 Shaman hereby grants to GNC an exclusive license to distribute, market and/or sell NSF as a dietary supplement, or such form as dictated by the laws of each country, in the Health Food/Specialty Retail Store channel worldwide. This includes but is not limited to all GNC owned or franchised stores, GNC stores within Rite Aid locations and Drugstore.com. It is envisioned that NSF will initially be sold under the Preventive Nutrition Label.

      2.2 This license extends across all GNC brands sold within the sales channel stated in Section 2.1 where licensing rights are granted.

      2.3 This exclusive license as stated in Section 2.1 does not include the right for GNC to sublicense NSF to any of its affiliate companies or non-affiliate companies which it may transact business. Shaman acknowledges that GNC's manufacturing and distribution companies will manufacture and distribute the Product licensed to GNC under this Agreement.

      2.4 As part of this exclusive license, all labeling and packaging materials for NSF sold under a GNC brand or non-Shaman brand will identify Shaman Pharmaceuticals as the company that developed NSF. The exact reference will be mutually agreed to by both parties and include the Shaman logo.

      2.5 Shaman retains the rights to sell its NSF product via all channels not covered by this agreement or subsequent agreements with GNC including but not limited to Internet and Infomercial vehicles.

      2.6 This Agreement does not cover or include any rights or license to Shaman's NSF-IB product.


3.    ADDITIONAL CHANNEL LICENSE.

      3.1 Effective July 11, 2000, Shaman grants GNC a 90-day exclusive term of negotiation for the licensing rights to NSF in the multi level marketing (MLM) and mass market retail channels. In the event no agreement has been reached in this 90-day period, then Shaman grants GNC a first right of negotiation for the MLM and mass retail channel licensing rights through June 1, 2001. During this period through June 1, 2001 as GNC holds a first right of negotiation for NSF in the MLM and mass retail channels, Shaman shall immediately inform GNC of any request, inquiry to license NSF for the above channels. GNC will then have 15 days to inform Shaman as to their interest to exercise its first right of negotiation. In the event that, GNC does not exercise its first right of negotiation, Shaman is free to begin simultaneous or exclusive discussions with other interested parties.


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            If, however, GNC exercises this right, the parties will have 30 days to execute an Agreement. If no agreement is reached, Shaman is free to begin simultaneous or exclusive discussions with other interested parties.


4.    PURCHASE OF MATERIALS AND LICENSING FEES.

      4.1 In connection with the license rights granted herein, Shaman agrees to sell GNC finished Product in bulk at the agreed to price of ***** ***** per tablet (The Purchase Price) pursuant the terms of GNC's or GNC affiliate's standard purchase order attached as Exhibit
            B. If the parties agree that GNC shall manufacture the Product, Shaman and GNC will agree on the Purchase Price of the raw material form of the Product.

            This Purchase Price is firm for one (1) year from the date of this Agreement. Ninety (90) days before the 1st anniversary of the execution of the Agreement, and annually thereafter, the Parties will evaluate The Purchase Price and mutually set in writing The Purchase Price for the following one (1) year.

      4.2 Tablets purchased by GNC will be delivered in bulk to a mutually agreed U.S. facility.

      4.3 In place of an up-front licensing fee, GNC agrees to pay Shaman, during the term of the Agreement a licensing fee *** ****** ** **** ***** (The Licensing Fee). This licensing fee will be deemed earned on the date GNC purchases each tablet from Shaman and added to the invoice submitted to GNC by Shaman for each purchase order.

      4.4 If GNC fails to purchase in the channels set forth in this Agreement, at least a minimum amount of ********* NSF tablets in bulk (or raw material equivalent), annually from the execution date of this Agreement, GNC's rights shall become non-exclusive.

      4.5 As part of this initial purchase order, Shaman agrees to ship GNC an incremental ******* tablets above and beyond the ******* tablets stated in the initial purchase order for use specifically, and exclusively, as samples to drive trial of NSF. These samples will be at no cost to GNC and will be shipped based upon timing determined mutually by GNC and Shaman.

      4.6 Shaman agrees, upon execution of this Agreement, to work with GNC to determine if NSF tablets can be manufactured at a GNC facility at lower cost and to transfer production responsibilities to GNC if mutually agreed. Regardless of who manufactures the tablets and under any circumstances, unless otherwise agreed to in writing, GNC will always purchase raw plant material required for the manufacture of NSF from Shaman Pharmaceuticals, and the per pill license fee will remain intact.

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      4.7   INTELLECTUAL PROPERTY RIGHTS. Shaman retains all of its Intellectual
            Property Rights in the Product.

      4.8 Not withstanding Section 5.2, payment terms for all purchase orders issued by GNC to Shaman shall be sixty (60) days from the date of receipt of the Product.

      4.9 During the term of this Agreement, GNC will provide to Shaman a purchase order for any Product it wishes to purchase, not less than sixty (60) days prior to the requested delivery date of such Products (the "Order"). Shaman shall use reasonable commercial efforts to deliver to GNC, either through manufacture of fresh product or as a FIFO draw from an existing inventory of the ordered Products with a minimum of 24 months of expiry remaining, an amount equal to the amount specified in the order within sixty (60) days of the date of the order.

      4.10 GNC agrees to give Shaman a non-binding, rolling quarterly order forecast for the subsequent four (4) quarters, a minimum of four (4) weeks prior to the start of each quarter, which forecasts shall be updated monthly thereafter. GNC agrees to work closely with Shaman to ensure continuity of an adequate supply of Product.

      4.11 Shaman agrees to maintain at all times sufficient inventories of ingredients and supplies to meet its obligations per forecasts provided by GNC under the Agreement.


5.    INITIAL PURCHASE ORDER.

      5.1 Upon execution of this Agreement, GNC will place an initial purchase order for ******* tablets in bulk at the purchase price.

      5.2 Payment for this first purchase order only shall be made thirty (30) days from receipt of Shaman's invoice or two (2) weeks from receipt of Product, which ever is later.


6.    TERM AND TERMINATION.

      6.1 TERM. The term of this Agreement shall commence as of the Effective Date and shall continue for a period of not less than five (5) years after the Effective Date, and thereafter until either Party terminates the Agreement on not less than one hundred eighty (180) days written notice.

      6.2 TERMINATION. Either party may terminate this Agreement upon a material breach hereof by the other Party, effective thirty (30) days after giving notice of such breach, provided that the other Party has failed to cure such breach within such thirty (30) days.


                                       6
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            Upon termination of the Agreement GNC may sell off its existing inventory of Product provided it does so pursuant to the terms of this Agreement.

      6.3 SURVIVAL. Sections 1, 6.3, 7, 8, 9, 11, and 12 shall survive the termination of this Agreement, as well as any provisions, which would be necessary or useful in connection with the enforcement by either Party of its rights hereunder.


7.    INTELLECTUAL PROPERTY.

      7.1 ENFORCEMENT OF PATENTS. If a Party learns of any possible infringement of Patents concerning SP-303 or SB-300/NSF, it shall promptly give notice of such infringement to the other Party, including facts supporting the possibility of infringement. Shaman shall have the first right, but not the obligation, to protect Patents from infringement in the dietary supplement Nutritional Area and shall prosecute infringers at Shaman's sole cost and expense.

      7.2 COOPERATION OF PARTIES. In the event Shaman shall institute or carry on a legal action pursuant to Section 7.1, GNC shall fully cooperate with and supply all assistance reasonably requested by Shaman, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like. Shaman shall bear the reasonable expenses incurred by GNC in providing such assistance and cooperation as is requested pursuant to this Section 7.2. Shaman shall keep GNC informed of the progress of such action, and GNC shall be entitled to be represented by counsel in connection with such action at its own expense.


8.    REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; LIABILITIES.

      8.1 REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants that:

            (A) it is duly organized and validly existing under the laws of the jurisdiction in which it is incorporated;
            (B) it has fully corporate power and authority to enter into this Agreement and carry out the provisions herein;
            (C) this Agreement is a legal and binding obligation upon it, enforceable in accordance with its terms; and
            (D) the person executing this Agreement on its behalf is duly authorized to do so by all requisite corporate action.

      8.2 SHAMAN REPRESENTATIONS AND WARRANTIES. Shaman represents and warrants that:

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            (A)   it has sufficient rights in the Patents and/or Intellectual
                  Property to grant the licenses granted hereunder and the consent of any known third party is not needed to grant such license rights or enter into this Agreement;
            (B) it has good and marketable title to the Product, and that such personal property is free and clear of any lien, security interest, charge or other encumbrance of any kind;
            (C) there are no threatened or pending actions, suits, investigations, claims, or proceedings in any way relating to the Patents or other Intellectual Property associated with the Product that are not currently publicly disclosed in Shaman's SEC filings;
            (D) it has not, and will not grant any right to any third party that is or would be inconsistent with the rights granted to GNC under this Agreement;
            (E) it has no knowledge of any infringement by a third party of the Patents or other Intellectual Property associated with the Product.
            (F) the Product conforms to the Dietary Supplement Health and Education Act and is fit and safe for consumer use
            (G) the Patent, trademark and other Intellectual Property rights licensed to GNC do not violate the rights of any third party.

      8.3 INDEMNIFICATION BY GNC. GNC agrees to defend, indemnify, and hold harmless Shaman and the officers, directors, agents, affiliates, licensees, franchisees and employees (the "Indemnified Parties") of Shaman from any third party claims, demands, losses, costs, or damages ("THIRD PARTY CLAIMS") which may result from the negligence or willful misconduct of GNC or its officers, agents, or employees, in each case, or in the case of GNC manufacturering the Product in its own facilities, from personal injury, death or property damage shown to be a direct result of GNC's failure to follow Shaman manufacturing guidelines provided in writing for the Product.

      8.4 INDEMNIFICATION BY SHAMAN. Shaman agrees to defend, indemnify, and hold harmless GNC and affiliates, licensees and franchisees and its officers, directors, agents, and employees (the "Indemnified Parties") from any Third Party Claims which may result from (a) personal injury, death, or property damage related to the manufacture, use or sale by the Indemnified Parties of the Product,
            (b) a breach of any representation, warranty or covenant in this Agreement by Shaman (to the extent that such representations or warranties are in effect by the terms of this Agreement), (c) the negligence or willful misconduct of Shaman or its officers, agents, or employees, provided in each case, (d) any Patent, trademark or other Intellectual Property right licensed to GNC by Shaman herein.

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9.    CONFIDENTIALLY.

      9.1 CONFIDENTIALITY OBLIGATION. During the term of this Agreement and thereafter, each Party shall maintain in confidence any and all Confidential Information, as defined in Section 9.2 below. Each Party further agrees that it shall not use for any purpose other than the purposes expressly contemplated under this Agreement and shall not disclose to any third party the Confidential Information of the other Party, except that a Party may disclose Confidential Information under an obligation of confidentiality and non-use at least as restrictive as the one set forth in this Section 9.1, on a need-to-know basis solely for purposes permitted under this Agreement to its directors, officers, employees, consultants, financial advisors or agents.

      9.2 CONFIDENTIAL INFORMATION DEFINED. Confidential Information means information of a Party that is not generally known and that such Party provides in writing to the other Party under this Agreement, including, without limitation, scientific, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form. Confidential information does not include information which:

            (A) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Party disclosing the information (the "Disclosing Party");
            (B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
            (C) became generally available to the public or otherwise publicly known after its disclosure to the Receiving Party through no fault attributable to the Receiving Party;
            (D) was disclosed to the Receiving Party, other than under an obligation of confidentiality to a third party, by a third party who had no obligation to the Disclosing Party not to disclose such information to others; or
            (E) was independently discovered or developed by the Receiving Party without the use of the Confidential Information belonging to the Disclosing Party.

      9.3 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in order to comply with a court order, provided that a Party making any such disclosure uses its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In the event that either Party is compelled to disclose Confidential Information of the other Party in order to comply with a court order, said Party will immediately


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            notify the other Party in writing of the disclosure.


10.   PUBLIC ANNOUNCEMENT, COMMERCIALIZATION, AND MARKETING SUPPORT.

      10.1 PUBLIC ANNOUNCEMENT. Shaman and GNC shall make a public announcement of this Agreement upon its execution. A joint announcement will be made if requested by GNC. Prior to releasing any public statement involving GNC, Shaman shall receive GNC's written approval of said statement.

      10.2 PRODUCT LAUNCH. GNC shall initiate distribution or sales of Product in each country where it is granted a license as soon as reasonably possible following regulatory approval and after GNC has determined that the country presents a commercially reasonable business opportunity. GNC will maintain a first right of negotiation for each country where distribution or sales have not been initiated by eighteen (18) months from the execution of this agreement, however Shaman shall have the right to approach other Parties to distribute the Product in any country that GNC has not initiated distribution in eighteen (18) months from the execution of this Agreement. Following the initial eighteen (18) month period from the execution date of this Agreement, as GNC holds a first right of negotiation for NSF worldwide, Shaman shall immediately inform GNC of any request, inquiry to license NSF for any specific country or territory. GNC will then have 15 days to inform Shaman as to their interest to exercise its first right of negotiation. In the event that, GNC does not exercise its first right of negotiation, Shaman is free to begin simultaneous or exclusive discussions with other interested parties. If, however, GNC exercises this right, the parties will have 30 days to execute an Agreement. If no agreement is reached, Shaman is free to pursue simultaneous or exclusive discussions with other interested parties.

      10.3 MARKETING EFFORTS. GNC agrees to use its best commercially reasonable efforts to promote the sale, marketing and distribution of NSF, consistent with applicable legal requirements and with accepted business practices, devoting the same level of efforts as it devotes to its other high-priority products.

      10.4 No later than 90 days from the execution of this Agreement and from the beginning of each GNC fiscal year, GNC shall submit and review a marketing plan for NSF in each country where sales are planned.

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11.   DIRECT DISPUTE RESOLUTION.

            The parties hope there will be no disputes arising out of their business relationship. However, if a claim of breach, nonperformance, nonpayment or repudiation should arise related to or connected with this Agreement, purchase orders attached hereunder or issued seperately or any transactions between the Parties under this Agreement (a "Dispute") then the parties agree to attempt to informally resolve the Dispute by Direct Negotiation before initiating any claim related to such Dispute to arbitration or in a court of competent jurisdiction. Direct Negotiation, as used herein, shall mean a meeting (held either by telephone or in-person) between senior business principals designated by each party who have full authority to address and resolve the Dispute. Direct Negotiation is prerequisite to arbitration or litigation involving all Disputes between the Parties except that either Party may proceed directly to a court of law or equity to (1) seek emergency injunctive relief;
            (2) or remedy any safety concerns. To initiate Direct Negotiation, the complaining Party shall make a written demand on the other by certified mail to the primary address of record and identify therein the nature of Dispute and all issues which, in the opinion of the complaining Party, need to be resolved to restore the business relationship. The Direct Negotiation shall take place during the thirty (30) days following the date of receipt of the demand, at a time and place agreed to by the business principals, and each party agrees to negotiate in good faith in an attempt to resolve the Dispute. The Parties agree to exchange relevant information and cooperate in good faith to resolve the Dispute under this provision and to that end, the non-complaining party shall issue a statement which addresses the complaining party's identified Dispute and/or raises additional issues for resolution prior to the Direct negotiation. If the Dispute remains unresolved following Direct Negotiation or if the Direct Negotiation is not completed within the specified 30-day time period, then the aggrieved Parties may file suit if they choose to further pursue the Dispute.


12.   MISCELLANEOUS.

      12.1 ASSIGNMENT. Neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other, such consent not to be unreasonably withheld. Any attempted assignment or delegation in contravention of the foregoing shall be void and of no effect. This Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto.

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      12.2  ENTIRE AGREEMENT. This Agreement, together with any nondisclosure agreement between the parties relating to the subject matter of this Agreement and the Exhibits, embodies the final, complete and exclusive understanding between the Parties, and replaces and supersedes all previous agreements, understandings or arrangements between the Parties with respect to its subject matter. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed and delivered by the Parties hereto. If there is a conflict between the terms contained in this Agreement and GNC's purchase order, this Agreement shall control.

      12.3 WAIVER. No modification or waiver of any terms or conditions hereof, nor any representations or warranties shall be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of each Party hereto. Any waiver (express or implied) by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

      12.4 NOTICE. Notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by private overnight mail delivery, with recorded delivery or by legible telefax addressed to the intended recipient at its address set forth below in this Section or to such other address or telefax number as any Party may from time to time duly notify to the other. Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served (if given or made by telefax) on the next following business day at the place of receipt or (if given or made by overnight private mail) forty-eight (48) hours after posting and in proving the same, it shall be sufficient to show, in the case of a letter, that the envelope contained the same as duly addressed, correctly stamped and posted and in the case of a telefax, that such telefax was duly dispatched to a current telefax number of the addressee. Correspondence to Shaman shall be addressed to:

                      President and Chief Executive Officer
                      Shaman Pharmaceuticals, Inc.
                      213 East Grand Avenue
                      South San Francisco, California 94080 U.S.A.
                      Fax: (415) 873-8367

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            With a copy to:

                      Bay Venture Counsel, LLP
                      1999 Harrison Street, Suite 1300
                      Oakland, CA  94612
                      Attention:  Bruce D. Holloway
                      Fax:  (510) 834-7440


            Correspondence to GNC shall be addressed to:

                      David Sullivan
                      General Nutrition Corporation
                      300 Sixth Avenue
                      Pittsburgh, PA  15222

            With a copy to:

                      Dave Heilman
                      General Nutrition Corporation
                      300 Sixth Avenue
                      Pittsburgh, PA  15222

      12.5 SEVERABILITY. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

      12.6 GOVERNING LAW. This Agreement shall be governed by California law, excluding its choice of law rules.

      12.7 FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any terms of this Agreement when such failure or delay is caused by or results from fires, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond their respective reasonable control, but they shall make every reasonable effort to remove any such cause of their failure or delay as soon as possible.

      12.8 BANKRUPTCY RIGHTS. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party's bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to "intellectual property" as defined under Section 101(52) of the


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           Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any patents or patent applications in any country of a Party covered by the license grants under this Agreement, are part of the "intellectual property" as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-termination Party under
            Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

      12.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.10 SHAMAN INSURANCE. Shaman shall maintain during the term of this Agreement a comprehensive liability insurance policy, including product liability insurance, with limits of no less than two million dollars, from a reliable insurance carrier acceptable to GNC. Shaman shall name GNC as an additional insured under such coverage. Shaman shall immediately notify GNC upon cancellation, or any reduction, of its insurance coverage and cancellation or reduction of such coverage shall constitute a material breach of the Agreement.

      12.11 GNC INSURANCE. GNC shall maintain during the term of this Agreement a comprehensive liability insurance policy, including product liability insurance, with limits of no less than two million dollars, from a reliable insurance carrier acceptable to Shaman. GNC shall name Shaman as an additional insured under such coverage. GNC shall immediately notify Shaman upon cancellation, or any reduction, of its insurance coverage and cancellation or reduction of such coverage shall constitute a material breach of the Agreement.




      IN WITNESS WHEREOF, the Parties have by duly authorized persons, executed this Agreement, as of the date first above written.

GENERAL NUTRITION CORPORATION                 SHAMAN PHARMACEUTICALS, INC.

By:/s/ David R. Heilman                      By:/s/ Lisa A. Conte
---------------------------                  ------------------------------
Name:    David R. Heilman                     Name:    Lisa Conte
Title:   Vice President                       Title:   President


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                                   EXHIBIT A



                           Normal Stool Formula (NSF)
                                   US Patents



US 5,211,944
US 5,494,661

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